JOINT FILING AGREEMENT

THIS  AGREEMENT  dated  the  26th  day  of  October,  2001.

WHEREAS:

A. Parkland Ventures Limited ("Parkland") is a wholly-owned subsidiary of Pine Resources Corporation ("Pine");

B.     Pine is  an  approximately  51%-owned subsidiary  of  MFC  Bancorp
Ltd.  ("MFC");

C. Parkland, Pine and MFC share voting and dispositive power over 630,000 shares of common stock and 630,000 share purchase warrants each exercisable for one further share of common stock of Euro Trade
& Forfaiting, Inc. ("Euro Trade");

D. MFC has sole or shared voting and dispositive power over an additional 622,663 shares of common stock of Euro Trade and 420,000 share purchase warrants each exercisable for one further share of common stock of Euro Trade; and

E. Each of MFC, Pine and Parkland (each a "Filer" and collectively, the "Filers") is responsible for filing a Schedule 13D or amendment to Schedule 13D (the "Schedule 13D/A") relating to the acquisition or disposition of the securities of Euro Trade pursuant to U.S. securities laws.

NOW  THEREFORE  THE  PARTIES  AGREE  AS  FOLLOWS:

1. Each Filer covenants and agrees that it is individually eligible to use the Schedule 13D/A which is to be filed;

2. Each Filer is individually responsible for the timely filing of any amendments to the Schedule 13D/A, and for the completeness and accuracy of the information concerning themselves, but is not responsible for the completeness and accuracy of any of the information contained in the
       Schedule 13D/A as to the other Filer, unless such Filer knows or has reason to believe that the information is inaccurate;

3. This Schedule 13D/A contains the required information with regard to each Filer and indicates that it is filed on behalf of the Filers; and

4. Each Filer agrees that the Schedule 13D/A to which this Joint Filing Agreement is attached as Exhibit 1 is filed on its behalf.

IN  WITNESS  WHEREOF the parties have duly executed this Joint Filing Agreement.


PINE  RESOURCES  CORPORATION                MFC  BANCORP  LTD.

By:  /s/  Leonard  Petersen                 By:  /s/  Michael  J.  Smith
     -----------------------------               -----------------------------
     Leonard  Petersen,  President               Michael  J.  Smith,  Director


PARKLAND VENTURES LIMITED

By:  /s/  Leonard  Petersen
     -----------------------------
     Leonard  Petersen,  President